STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A LIMITED LIABILITY COMPANY TO
A CORPORATION
(Pursuant to Section 265 of the Delaware General Corporation Law)

1.     The jurisdiction where the limited liability company was first formed is the State of Delaware.

2.     The jurisdiction immediately prior to filing this Certificate of Conversion is the State of Delaware.

3.     The date on which the limited liability company was first formed is July 20, 2006.

4.     The name of the limited liability company immediately prior to the filing of this Certificate of Conversion is GMAC LLC.

5.     The name of the corporation as set forth in its Certificate of Incorporation is GMAC Inc.

6.     This conversion is effective at 11:59 p.m. on June 30, 2009.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting limited liability company has executed this Certificate of Conversion on the 30th day of June, 2009.

By:  /s/ Cathy L. Quenneville
Name: Cathy L. Quenneville
Title:    Secretary